Exhibit 1.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock, par value $0.0001 per share, of PURE ACQUISITION CORP., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of February 7, 2018.

HIGHPEAK PURE ACQUISITION, LLC

By:	/s/ Jack Hightower
Jack Hightower,
Manager

JACK HIGHTOWER

/s/ Jack Hightower
Jack Hightower